EXHIBIT 99.1

The Community Financial Corporation Announces Record Earnings Per Share of $1.12 For Third Quarter of 2021

October 25, 2021

Third Quarter 2021 Highlights

  Record Net Income: Net income totaled $6.4 million for the quarter ended September 30, 2021, or $1.12 per diluted common share compared to net income of $3.8 million or $0.64 per diluted common share for the quarter ended September 30, 2020 and $6.4 million or $1.10 per diluted common share for the quarter ended June 30, 2021.
  Continued Strong Profitability: Return on average assets ("ROAA") and return on average common equity ("ROACE") were 1.17% and 12.45% for the three months ended September 30, 2021 compared to 0.73% and 7.86% for the three months ended September 30, 2020 and 1.22% and 12.62% for the three months ended June 30, 2021. Third quarter 2021 ROAA decreased five basis points compared to the prior quarter as a result of growth in average assets from increased customer deposits.

  Pre-tax, pre-provision ("PTPP") ROAA and PTPP ROACE increased to 1.57% and 16.65% for the quarter ended September 30, 2021 compared to 1.46% and 15.69% for the quarter ended September 30, 2020 and 1.68% and 17.49% for the three months ended June 30, 2021 (non-GAAP measures).
  Piper Sandler Bank & Thrift SM-ALL Stars Class of 2021 award: In September 2021, the Company was named one of the top-performing publicly traded small-cap banks and thrifts in the country. The Company is one of two named institutions from Maryland of the 35 total institutions named to the Class of 2021.

  The objective of the SM-All Stars is “to identify the top performing small-cap banks and thrifts in the country,” Piper Sandler announced. “In doing this, we hope to uncover the next crop of stellar mid-cap banks before they are discovered by the rest of the world.” Piper Sandler is an investment banking firm and broker-dealer focused on the financial services sector.
  Portfolio Loans Remain Stable: The Company’s net portfolio loans remained stable at $1,533.1 million compared to the prior quarter as strong new loan originations offset principal amortization and unanticipated loan repayments.
  Growth in Core Deposits: The Bank increased noninterest-bearing accounts by $70.5 million to $432.6 million or 21.58% of deposits at September 30, 2021 from 20.74% of deposits at December 31, 2020.
  Asset Quality Improvement - In the third quarter of 2021, the Bank resolved $7.8 million of non-accrual loans with loan sales and negotiated payoffs. Non-accrual loans, OREO and TDRs decreased $8.6 million from $15.8 million at June 30, 2021 to $7.2 million at September 30, 2021.

  Non-accrual loans, OREO and TDRs to total assets decreased 41 basis points and 77 basis points to 0.31% at September 30, 2021 from 0.72% at June 30, 2021 and 1.08% at December 31, 2020. Classified assets decreased $15.7 million to $6.7 million at September 30, 2021 from $22.4 million at December 31, 2020.

WALDORF, Md., Oct. 25, 2021 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), today reported its results of operations for the three and nine months ended September 30, 2021. Net income for the three months ended September 30, 2021 was $6.4 million, or $1.12 per diluted common share compared with net income of $6.4 million, or $1.10 per diluted common share for the second quarter of 2021, and net income of $3.8 million or $0.64 per diluted common share for the quarter ended September 30, 2020. The Company reported net income for the nine months ended September 30, 2021 of $19.1 million or diluted earnings per share of $3.29 compared to net income for the comparable period of 2020 of $10.0 million or diluted earnings per share of $1.70. Comparable period financial results for the nine months ended September 30, 2020 were impacted by a COVID-19 related increase in the provision for loan losses ("PLL") to $10.1 million compared to $0.6 million for the nine months ended September 30, 2021.

Management Commentary

“We are pleased to achieve our fourth consecutive quarter of record earnings per share in the third quarter of 2021. Our growth, profitability and improvements in asset quality are the result of changes we have made over the past two years,” stated William J. Pasenelli, Chief Executive Officer. “Being named to the Piper Sandler Bank & Thrift SM-ALL Stars Class of 2021 is a welcome recognition of the successful execution of our strategy by a talented, focused and committed team. In the first nine months of 2021, the Company has added two new product lines, optimized our branch operations, improved asset quality and continued to drive operating efficiency by controlling expenses.”

“We are very pleased that our loan pipeline increased to $190 million at the end of September 2021 and are optimistic we will fund between $90-$100 million in new loans during the fourth quarter of 2021. Our goal is to return to between 8% and 10% net loan growth in 2022," stated James M. Burke, President. “I am pleased that in a very competitive market, portfolio loans held steady in the third quarter. Our business development teams were able to offset large unanticipated loan payoffs of $36.1 million by funding $92.8 million in new loans during the third quarter.”

Management estimates that without U.S. Small Business Administration Paycheck Protection Program ("U.S. SBA PPP") income, ROAA would be lower by approximately 10 basis points. The Company is positioned with a healthy balance sheet and a foundation for sustainable profitable operations that should enhance long-term shareholder value beyond the non-recurring income streams from the U.S. SBA PPP.

During the second quarter of 2021, the Bank introduced a new residential mortgage program and retail and commercial credit card program that merge the technology and expertise of two proven FinTech firms with our business development team's demonstrated capabilities. The Company expects these programs to improve non-interest income and interest income beginning in 2022-2023. The Bank's credit card program balances increased from approximately $50,000 at June 30, 2021 to just under $800,000 at September 30, 2021.

The Bank’s expansion into Virginia significantly contributed to our growth over the last five years. Fredericksburg, Spotsylvania and surrounding areas provide significant opportunities for continued organic growth supported by our efficient operating model and ability to leverage technology. At September 30, 2021, loans in the greater Fredericksburg, Virginia area accounted for approximately 45% of the Bank's outstanding portfolio loans. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio. In addition, Fredericksburg branch deposits were $93.6 million with an average cost of deposits of four basis points. On April 21, 2021, the Bank purchased its second location in Virginia at 5831 Plank Road, Spotsylvania. The full-service branch is expected to open in late 2021 and will provide banking, lending and wealth management services with a focus on digital banking.

Effective March 31, 2021, the Bank consolidated its St. Patrick's Drive branch in Waldorf, Maryland into the Bank's nearby main office branch. This realignment of our branches will enable the Company to serve a wider customer base. The net financial impact of the new Spotsylvania branch and the closing of the St. Patrick's Drive branch is expected to be neutral to the Company's expense run rate.

During the recent quarter, the Company completed its repurchase of $7.0 million of shares of the Company’s common stock. Pursuant to the repurchase plan announced on October 20, 2020 (the “2020 Repurchase Plan”), the Company was authorized by the Board of Directors to use up to $7.0 million of the proceeds raised in its October 2020 $20.0 million subordinated debt offering to repurchase up to 300,000 outstanding shares of common stock Between November 2020 and August 2021, 200,550 shares were repurchased at a total cost of approximately $6.98 million or an average of $34.83 per share. In the future, the Company expects to evaluate the use of additional capital management strategies designed to enhance overall stockholder value, including repurchasing some or all of the 99,450 shares remaining under the 2020 Repurchase Plan. The implementation of any such strategy will be publicly announced.

Results of Operations

	(UNAUDITED)
	Three Months Ended September 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Interest and dividend income	$17,659	$17,483	$176	1.0%
Interest expense	1,050	2,115	(1,065)	(50.4)%
Net interest income	16,609	15,368	1,241	8.1%
Provision for loan losses	—	2,500	(2,500)	(100.0)%
Noninterest income	1,400	1,666	(266)	(16.0)%
Noninterest expense	9,447	9,451	(4)	0.0%
Income before income taxes	8,562	5,083	3,479	68.4%
Income tax expense	2,158	1,284	874	68.1%
Net income	$6,404	$3,799	$2,605	68.6%

	(UNAUDITED)
	Nine Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest and dividend income	$52,781	$53,160	$(379)	(0.7)%
Interest expense	3,228	8,215	(4,987)	(60.7)%
Net interest income	49,553	44,945	4,608	10.3%
Provision for loan losses	586	10,100	(9,514)	(94.2)%
Noninterest income	5,616	6,046	(430)	(7.1)%
Noninterest expense	28,973	28,531	442	1.5%
Income before income taxes	25,610	12,360	13,250	107.2%
Income tax expense	6,475	2,363	4,112	174.0%
Net income	$19,135	$9,997	$9,138	91.4%

Net Interest Income

Net interest income increased for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. Net interest margin of 3.28% for the three months ended September 30, 2021 increased one basis point from 3.27% for the comparable period. The increase in net interest income resulted primarily from decreases in interest expense from lower funding costs and increased interest income from larger loan and investment average balances exceeding the impacts of lower interest-earning asset repricing.

Net interest income increased for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. Net interest margin of 3.38% for the nine months ended September 30, 2021 was four basis points higher than the 3.34% for the nine months ended September 30, 2020. The increase in net interest income resulted primarily from decreases in interest expense from lower funding costs and increased interest income from larger loan and investment average balances exceeding the impacts of lower interest-earning asset repricing. Interest earning asset yields decreased 35 basis points from 3.95% for the nine months ended September 30, 2020 to 3.60% for the nine months ended September 30, 2021. The Company’s cost of funds decreased 40 basis points from 0.63% for the nine months ended September 30, 2020 to 0.23% for the nine months ended September 30, 2021.

Excluding the acceleration of deferred fees into interest income with U.S. SBA PPP loan forgiveness, compression of our net interest margin is likely to continue in the fourth quarter of 2021 as interest-earning assets reprice faster than interest-bearing liabilities and the Bank continues to invest excess liquidity into securities. Average investments and interest-bearing cash accounts have increased $196.8 million from $256.7 million for the three months ended December 31, 2020 to $453.5 million for the three months ended September 30, 2021. We expect U.S. SBA PPP loan forgiveness to positively impact margins and net interest income in the fourth quarter of 2021 with the recognition of remaining net deferred fees.

For the third quarter of 2021, interest income increased from larger average loan and investment balances and accelerated loan fee recognition following the forgiveness of U.S. SBA PPP loans exceeding lower asset yields. For the first nine months of 2021, interest income decreased from significantly lower asset yields partially offset by increased interest income from larger average balances and U.S. SBA PPP loan interest income. Interest income from the Company's participation in the U.S. SBA PPP program was $1.2 million and $4.4 million for the three and nine months ended September 30, 2021 compared to $0.9 million and $1.4 million for the three and nine months ended September 30, 2020. For the three and nine months ended September 30, 2021, net interest margin increased 13 and 14 basis points as a result of net U.S. SBA PPP loan interest income and accelerated loan fee recognition compared to a decrease of five basis points and six basis points for the comparable periods in 2020. For the three months ended June 30, 2021, net interest margin of 3.37% increased 10 basis points as result of net U.S. SBA PPP loan interest income and accelerated loan fee recognition.

The Company's net interest margin was stable in 2020 after adjusting for U.S. SBA PPP loan and funding activity. The sharp decline in interest rates in 2020 and 2021 not only reduced interest income on floating-rate loans, liquid interest-earning assets and investments, but has also reduced competitive pressures and depositor expectations concerning deposit interest rates. The repricing of time deposits, the increase in noninterest-bearing accounts as a percentage of total deposits and lower costs for transaction deposit accounts all contributed to lowering the Bank's cost of funds in 2020 and 2021. Cost of funds decreased from 0.46% for the three months ended September 30, 2020 to 0.21% for the three months ended September 30, 2021. During the third quarter of 2021, there was no change in the Company's cost of funds from 0.21% for the three months ended June 30, 2021.

Noninterest Income

Noninterest income decreased for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The decrease for the comparable periods was primarily due to lower interest rate protection referral fee income and gains on the sale of investment securities in the third quarter of 2020, partially offset by increased service charge income. Noninterest income as a percentage of average assets was 0.26% and 0.32%, respectively, for the three months ended September 30, 2021 and 2020.

Noninterest income decreased for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The decrease was primarily due to decreased interest rate protection referral fee income, unrealized losses on equity securities, and a loss on the sale of impaired loans partially offset by increased service charge income and miscellaneous fees. During the quarter ended March 31, 2021, the Bank sold non-accrual and classified commercial real estate and residential mortgage loans with an amortized cost, net of charge-offs, of $9.1 million and recognized a loss on the sale of $191,000. Noninterest income as a percentage of assets was 0.35% and 0.41%, respectively, for the nine months ended September 30, 2021 and 2020.

Noninterest Expense

Noninterest expense for the three months ended September 30, 2021, was flat compared to the three months ended September 30, 2020 as increased compensation and benefits and other expenses were offset by decreased OREO expenses, data processing costs and FDIC insurance. Compensation and benefits increased for the comparable periods primarily due to increased health insurance claims as well as larger incentive compensation accruals resulting from improvements in profitability and asset quality. In addition, no costs were deferred for the origination of PPP loans in the third quarter of 2021 compared with the deferral of $0.1 million in the third quarter of 2020. FDIC insurance has decreased due to improved balance sheet credit trends.

During the first quarter of 2021, the Company reported an expense of $1.3 million related to an isolated wire transfer fraud incident. Our investigation has found no evidence that information systems of the Bank were compromised or that employee fraud was involved. In the second quarter of 2021, the Company recovered $0.1 million of the funds transferred and submitted an insurance claim which could result in a recovery of a portion of the expense. Any recovery of insurance proceeds would be recognized in the quarter received.

The Company’s efficiency ratio was 52.46% for the three months ended September 30, 2021 compared to 55.48% for the three months ended September 30, 2020. The Company’s net operating expense ratio was 1.47% for the three months ended September 30, 2021 compared to 1.50% for the three months ended September 30, 2020. The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more net interest income and noninterest income while controlling expense growth.

Including the wire transfer fraud expense, the Company quarterly expense run rate for the nine months ended September 30, 2021 averaged $9.7 million. The Company's quarterly expense run rate, excluding the wire transfer fraud expense, for the nine months ended September 30, 2021 averaged $9.3 million. Management's projected quarterly expense run rate for the fourth quarter of 2021 is estimated between $9.4 and $9.6 million with the increase over the average attributable to year end incentive compensation and employee benefit costs.

Noninterest expense increased $0.4 million or 1.5% for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase in noninterest expense for the comparable periods was primarily due to the $1.3 million wire fraud reported in the first quarter, increases in professional fees and compensation and benefits due to fewer deferred costs allocated for PPP loans as well as increased health insurance claims and larger incentive compensation accruals resulting from improvements in profitability and asset quality. Compensation and benefits for the nine months ended September 30, 2021 and 2020 were reduced $0.28 million and $0.48 million, respectively, for the allocation of deferred costs for U.S. SBA PPP loans originated. The increase in noninterest expense was primarily offset by a reduction in OREO expenses. OREO expenses have moderated as the Bank has reduced foreclosed assets over the last 12 months from $4.0 million at September 30, 2020 to $1.5 million at September 30, 2021.

The Company’s efficiency ratio was 52.52% for the nine months ended September 30, 2021 compared to 55.95% for the nine months ended September 30, 2020. The Company’s net operating expense ratio was 1.47% at September 30, 2021 compared to 1.53% at September 30, 2020. The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more net interest income and noninterest income while controlling expense growth.

Income Tax Expense

For the three and nine months ended September 30, 2021 the effective tax rate was 25.2% and 25.3%. The Company’s consolidated effective tax rate was 25.3% and 19.1% for the three and nine months ended September 30, 2020. The Company's new state apportionment approach was implemented during the first quarter of 2020 and included the impact of amended income tax filings of the Company and the Bank. Management evaluated the tax position and determined the change in tax position qualified as a change in estimate under FASB ASC Section 250. The following table shows a breakdown of income tax expense for the nine months ended September 30, 2020 split between the apportionment adjustment and a normalized 2020 income tax provision:

	(UNAUDITED)
	Nine Months Ended September 30, 2020
(dollars in thousands)	Tax Provision	Effective Tax Rate
Income tax apportionment adjustment	$(743)	(6.0)%
Income taxes before apportionment adjustment	3,106	25.1%
Income tax expense as reported	$2,363	19.1%

Income before income taxes	$12,360

Balance Sheet

Assets

Total assets increased $252.3 million, or 12.4%, to $2.28 billion at September 30, 2021 compared to total assets of $2.03 billion at December 31, 2020 primarily due to increased cash of $70.2 million and investments of $209.2 million. The increase in cash and investments was principally driven by the cash received from the SBA from the forgiveness of U.S. SBA PPP loans, as well as an increase to our customer deposits accounts. In addition, net loans decreased $24.4 million. The Company’s loan pipeline was $192.0 million at September 30, 2021.

During the third quarter of 2021, total net loans, which include portfolio loans and U.S. SBA PPP loans, decreased $32.7 million to $1,569.6 million at September 30, 2021. Gross portfolio loans decreased 0.2% annualized or $0.8 million from $1,533.9 million at June 30, 2021 to $1,533.1 million at September 30, 2021. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio. During the three months ended September 30, 2021, the Company completed an internal review of collateral types for both regulatory and lendable collateral reporting. The review resulted in a small reclassification of $33.2 million from the commercial real estate portfolio to the residential rental portfolio ($31.7 million) and other commercial portfolios ($1.5 million). The reclassification did not have an impact on the allowance for loan loss calculation.

Non-owner occupied commercial real estate as a percentage of risk-based capital at September 30, 2021 and December 31, 2020 were $776 million or 325% and $696 million or 316%, respectively. Construction loans as a percentage of risk-based capital at September 30, 2021 and December 31, 2020 were $124 million or 52% and $139 million or 63%, respectively.

Funding

The Bank uses retail deposits and wholesale funding. Retail deposits continue to be the most significant source of funds totaling $1,996.6 million or 99.0% of funding at September 30, 2021 compared to $1,737.6 million or 98.0% of funding at December 31, 2020. Wholesale funding, which consisted of FHLB advances and brokered deposits, were $20.3 million or 1.0% of funding at September 30, 2021 compared to $35.3 million or 2.0% of funding at December 31, 2020.

Total deposits increased $259.0 million or 14.8% (19.8% annualized) at September 30, 2021 compared to December 31, 2020. The increase reflected a $273.2 million increase to transaction deposits offsetting a $14.2 million decrease to time deposits. Non-interest-bearing demand deposits increased $70.5 million or 19.5% at September 30, 2021, representing 21.6% of deposits, compared to 20.7% of deposits at December 31, 2020. Customer deposit balances have increased during the last 18 months due to customer acquisition as well as lower levels of consumer and business spending related to the COVID-19 pandemic.

Stockholders' Equity and Regulatory Capital

During the nine months ended September 30, 2021, total stockholders’ equity increased $6.1 million due in part to net income of $19.1 million and $0.6 million in connection with stock-based compensation and ESOP activity. These increases to equity were partially offset by common stock repurchases of $6.7 million, common dividends paid of $2.4 million and an increase in accumulated other comprehensive loss of $4.5 million due to a reduction in unrealized gains in the investment portfolio.

The Company's common equity to assets ratio decreased to 8.96% at September 30, 2021 from 9.77% at December 31, 2020. The Company’s ratio of tangible common equity ("TCE") to tangible assets decreased to 8.48% at September 30, 2021 from 9.22% at December 31, 2020 (see Non-GAAP reconciliation schedules). The decrease in the TCE ratio is due primarily to significant increases in cash, investments and loans.

In April 2020, banking regulators issued an interim final rule that excluded U.S. SBA PPP loans pledged under the Paycheck Protection Program Liquidity Facility ("PPPLF") from the calculation of the leverage ratio. The Bank did not have any PPPLF advances at September 30, 2021 and December 31, 2020. In addition, the interim final rule excluded U.S. SBA PPP loans from the calculation of risk-based capital ratios by assigning a zero percent risk weight. The Company remains well capitalized at September 30, 2021 with a Tier 1 capital to average assets ("leverage ratio") of 9.41% at September 30, 2021 compared to 9.56% at December 31, 2020.

Asset Quality

Allowance for loan losses ("ALLL") and provision for loan losses ("PLL") and Non-Performing Assets

The Company's allowance methodology considers quantitative historical loss factors and qualitative factors to determine the estimated level of incurred losses in the Company's loan portfolios. The ALLL increased in 2020 primarily due to the economic effects of the COVID-19 pandemic and continues to provide for economic uncertainty. ALLL levels decreased to 1.21% of portfolio loans at September 30, 2021 compared to 1.29% at December 31, 2020. At September 30, 2021, the Company's ALLL decreased $0.8 million or 4.4% to $18.6 million at September 30, 2021 from $19.4 million at December 31, 2020.

The Company recorded $0.6 million of PLL for the nine months ended September 30, 2021 compared to $10.1 million for the nine months ended months ended September 30, 2020. Net charge-offs also decreased for the comparable periods from $2.2 million in the first nine months of 2020 to $1.4 million for the nine months ended September 30, 2021. During the three months ended September 30, 2021, net recoveries of $0.1 million included recoveries of $0.6 million partially offset by charge-offs of $0.5 million on two non-accrual relationships totaling $7.8 million that were resolved in the third quarter through a loan sale and a payoff.

The Company's general allowance increased from $18.1 million at December 31, 2020 to $18.2 million at September 30, 2021. The stability in the general allowance was primarily due to improvements in some qualitative factors partially offset by 2021 growth in the higher risk commercial real estate portfolio. During the first quarter of 2021, the Bank sold non-accrual and classified commercial real estate and residential mortgage loans with an amortized cost of $9.1 million, net of charge-offs of $1.4 million, and recognized a loss on the sale of $191,000. In the third quarter of 2021, the Bank resolved $7.8 million of non-accrual loans through $0.5 million in charge-offs that resulted in a loan sale and a payoff. The Company's resolution of these impaired loans decreased the specific reserve, improved asset quality and improved several ALLL qualitative factors.

Management believes that loans included in the COVID-19 deferral program in 2020 and 2021 are more likely to default in the future and that the identification and resolution of problem credits could be delayed. In our evaluation of current and previously deferred loans, we considered the length of the deferral period, the type and amount of collateral and customer industries. Consistent with regulatory guidance, if new information during the deferral period indicates that there is evidence of default, the Bank may change the classification rating (e.g., change from passing credit to substandard) and accrual status (e.g., change from accrual to non-accrual status) as deemed appropriate. As of September 30, 2021, $3.4 million or 0.2% of gross portfolio loans had deferral agreements, a decrease of $32.0 million from the $35.4 million or 2.4% of gross portfolio loans at December 31, 2020. As of September 30, 2021, and December 31, 2020, there were $1.0 million and $3.4 million of COVID-19 deferred loans deemed to be non-accrual and substandard based on reviews.

Gross U.S. SBA PPP loans at September 30, 2021 totaled $56.4 million and 345 loans, a decrease of $53.9 million compared to December 31, 2020. No credit issues are anticipated with U.S. SBA PPP loans as they are guaranteed by the SBA and the Bank's allowance for loan loss does not include an allowance for U.S. SBA PPP loans.

Management believes that the allowance is adequate at September 30, 2021.

During 2020, classified assets decreased $12.3 million. Asset quality has continued to improve in 2021 with the resolution of $16.9 million in non-accrual and impaired loans through loan sales and negotiated payoffs. Management remains committed to expeditiously resolve non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe.

Classified assets decreased $15.7 million from $22.4 million at December 31, 2020 to $6.7 million at September 30, 2021. Management considers classified assets to be an important measure of asset quality. The Company's risk rating process for classified loans is an important input into the Company's allowance methodology. Risk ratings are expected to be an important indicator in assessing ongoing credit risks of COVID-19 deferred loans.

Non-accrual loans and OREO to total gross portfolio loans and OREO decreased 98 basis points from 1.42% at December 31, 2020 to 0.44% at September 30, 2021. Non-accrual loans, OREO and TDRs to total assets decreased 77 basis points from 1.08% at December 31, 2020 to 0.31% at September 30, 2021.

Non-accrual loans decreased $13.1 million from $18.2 million at December 31, 2020 to $5.2 million at September 30, 2021. Non-accrual loans of $3.8 million (73%) were current with all payments of principal and interest with specific reserves of $42,000 at September 30, 2021. Delinquent non-accrual loans were $1.4 million (27%) with specific reserves of $0.3 million at September 30, 2021. The OREO balance decreased $1.6 million from $3.1 million at December 31, 2020 to $1.5 million at September 30, 2021.

The Company is planning for adoption of the current expected credit loss (“CECL”) model or ASU 2016-13 "Financial Instruments - Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments". Our CECL model has been substantially developed and our third party model validation is substantially complete. We are conducting parallel runs of the loss estimation models throughout 2021. We are refining the qualitative components and forecasting components of our model. ASU 2016-13 will also require the establishment of an allowance for expected credit losses for certain debt securities and other financial assets.

The Company is required to adopt ASU No. 2016-13 for fiscal years beginning after December 15, 2022. Early adoption is permitted, and the Company expects to adopt ASU No. 2016-13 in the first quarter of 2022. Management expects to recognize a one-time cumulative effect adjustment to the allowance for credit losses as of the January 1, 2022. At this time, we expect our implementation of CECL to increase our reserve for credit losses, but cannot reasonably estimate a range of the impact of adoption. Our fourth quarter 2021 refinement of our CECL qualitative framework may impact the cumulative effect adjustment.

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $2.3 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s branches are located at its main office in Waldorf, Maryland, and branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and the Bank’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to any acquisition we have undertaking or that we undertake in the future; plans and cost savings regarding branch closings or consolidation; projections related to certain financial metrics; expected benefits of programs we introduce, including residential mortgage programs and retail and commercial credit card programs; and any statement of expectation or belief, and any assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: risks, uncertainties and other factors relating to the COVID-19 pandemic (including the length of time that the pandemic continues, the ability of states and local governments to successfully implement the lifting of restrictions on movement and the potential imposition of further restrictions on movement and travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state and local governments, and the inability of employees to work due to illness, quarantine, or government mandates); the synergies and other expected financial benefits from any acquisition that we have undertaken or may undertake in the future; may or may not be realized within the expected time frames; changes in the Company's or the Bank's strategy, costs or difficulties related to integration matters might be greater than expected; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the impact of government shutdowns or sequestration; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2020, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of September 30, 2021. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

SUPPLEMENTAL QUARTERLY FINANCIAL DATA
CONSOLIDATED INCOME STATEMENT (UNAUDITED)

	Three Months Ended
(dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Interest and Dividend Income
Loans, including fees	$16,342	$16,320	$16,592	$16,776	$16,176
Interest and dividends on securities	1,296	1,101	1,064	1,091	1,269
Interest on deposits with banks	21	23	22	46	38
Total Interest and Dividend Income	17,659	17,444	17,678	17,913	17,483
Interest Expense
Deposits	594	640	802	1,166	1,534
Short-term borrowings	—	—	—	—	14
Long-term debt	456	369	367	775	567
Total Interest Expense	1,050	1,009	1,169	1,941	2,115
Net Interest Income ("NII")	16,609	16,435	16,509	15,972	15,368
Provision for loan losses	—	291	295	600	2,500
NII After Provision For Loan Losses	16,609	16,144	16,214	15,372	12,868
Noninterest Income
Loan appraisal, credit, and misc. charges	29	44	198	76	49
Gain on sale or disposition of assets	—	68	—	—	6
Net gains on sale of investment securities	—	—	586	714	229
Unrealized gain (losses) on equity securities	(22)	13	(85)	(14)	—
Provision for loss on premises and equipment held for sale	(20)	—	—	—	—
Income from bank owned life insurance	220	218	214	220	222
Service charges	987	892	1,187	960	839
Referral fee income	176	621	451	414	321
Net gain on sale of loans held for sale	30	—	—	—	—
Loss on sale of loans	—	—	(191)	—	—
Total Noninterest Income	1,400	1,856	2,360	2,370	1,666
Noninterest Expense
Compensation and benefits	5,650	5,332	4,788	4,552	5,099
OREO valuation allowance and expenses	20	488	181	897	421
Sub Total	5,670	5,820	4,969	5,449	5,520
Operating Expenses
Occupancy expense	731	688	761	806	734
Advertising	145	148	79	145	129
Data processing expense	840	990	936	829	990
Professional fees	676	604	640	658	652
Depreciation of premises and equipment	137	135	147	154	142
FDIC Insurance	120	140	252	260	249
Core deposit intangible amortization	121	126	133	139	144
Other	1,007	727	2,231	1,032	891
Total Operating Expenses	3,777	3,558	5,179	4,023	3,931
Total Noninterest Expense	9,447	9,378	10,148	9,472	9,451
Income before income taxes	8,562	8,622	8,426	8,270	5,083
Income tax expense	2,158	2,190	2,127	2,131	1,284
Net Income	$6,404	$6,432	$6,299	$6,139	$3,799

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in thousands, except per share amounts)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Assets
Cash and due from banks	$112,314	$40,881	$126,834	$56,887	$93,130
Federal funds sold	—	79,404	43,614	—	69,431
Interest-bearing deposits with banks	34,929	18,626	17,390	20,178	25,132
Securities available for sale ("AFS"), at fair value	456,664	347,678	253,348	246,105	229,620
Equity securities carried at fair value through income	4,805	4,814	4,787	4,855	4,851
Non-marketable equity securities held in other financial institutions	207	207	207	207	209
Federal Home Loan Bank ("FHLB") stock - at cost	1,472	2,036	2,036	2,777	3,415
Net U.S. Small Business Administration ("SBA") Paycheck Protection ("PPP") Loans	54,807	86,482	112,485	107,960	127,811
Portfolio Loans Receivable net of allowance for loan losses of $18,579, $18,516, $18,256, $19,424, and $18,829	1,514,837	1,515,893	1,489,806	1,486,115	1,479,313
Net Loans	1,569,644	1,602,375	1,602,291	1,594,075	1,607,124
Goodwill	10,835	10,835	10,835	10,835	10,835
Premises and equipment, net	21,795	21,630	20,540	20,271	20,671
Premises and equipment held for sale	—	—	430	430	430
Other real estate owned ("OREO")	1,536	1,536	2,329	3,109	3,998
Accrued interest receivable	6,045	6,590	7,337	8,717	8,975
Investment in bank owned life insurance	38,713	38,493	38,275	38,061	37,841
Core deposit intangible	1,147	1,267	1,394	1,527	1,666
Net deferred tax assets	8,790	8,139	8,671	7,909	7,307
Right of use assets - operating leases	6,215	6,305	6,391	7,831	8,005
Other assets	3,581	4,243	2,822	2,665	4,797
Total Assets	$2,278,692	$2,195,059	$2,149,531	$2,026,439	$2,137,437
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$432,606	$423,165	$406,319	$362,079	$360,839
Interest-bearing deposits	1,572,001	1,484,973	1,461,577	1,383,523	1,418,767
Total deposits	2,004,607	1,908,138	1,867,896	1,745,602	1,779,606
Long-term debt	12,249	27,267	27,285	27,302	42,319
Paycheck Protection Program Liquidity Facility ("PPPLF") Advance	—	—	—	—	85,893
Guaranteed preferred beneficial interest in junior subordinated debentures ("TRUPs")	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 4.75%	19,496	19,482	19,468	19,526	—
Lease liabilities - operating leases	6,418	6,512	6,614	8,088	8,193
Accrued expenses and other liabilities	19,794	17,698	15,509	15,908	16,576
Total Liabilities	2,074,564	1,991,097	1,948,772	1,828,426	1,944,587
Stockholders' Equity
Common stock	57	58	59	59	59
Additional paid in capital	96,649	96,411	96,181	95,965	95,799
Retained earnings	107,890	104,889	103,294	97,944	92,814
Accumulated other comprehensive (loss) income	(9)	3,063	1,684	4,504	4,780
Unearned ESOP shares	(459)	(459)	(459)	(459)	(602)
Total Stockholders' Equity	204,128	203,962	200,759	198,013	192,850
Total Liabilities and Stockholders' Equity	$2,278,692	$2,195,059	$2,149,531	$2,026,439	$2,137,437
Common shares issued and outstanding	5,724,011	5,786,928	5,897,685	5,903,613	5,911,940

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share amounts)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
KEY OPERATING RATIOS
Return on average assets ("ROAA")	1.17%	1.22%	1.22%	1.18%	0.73%
Pre-tax pre-provision ROAA**	1.57%	1.68%	1.68%	1.71%	1.46%
Return on average common equity ("ROACE")	12.45%	12.62%	12.53%	12.51%	7.86%
Pre-tax pre-provision ROACE**	16.65%	17.49%	17.34%	18.08%	15.69%
Return on average tangible common equity ("ROATCE")**	13.41%	13.62%	13.56%	13.58%	8.65%
Average total equity to average total assets	9.40%	9.63%	9.71%	9.46%	9.33%
Interest rate spread	3.22%	3.30%	3.43%	3.29%	3.15%
Net interest margin	3.28%	3.37%	3.50%	3.40%	3.27%
Cost of funds	0.21%	0.21%	0.25%	0.42%	0.46%
Cost of deposits	0.12%	0.14%	0.18%	0.26%	0.37%
Cost of debt	3.19%	2.51%	2.50%	3.45%	1.16%
Efficiency ratio	52.46%	51.27%	53.78%	51.64%	55.48%
Non-interest expense to average assets	1.73%	1.77%	1.96%	1.83%	1.82%
Net operating expense to average assets	1.47%	1.42%	1.50%	1.37%	1.50%
Average interest-earning assets to average interest-bearing liabilities	132.54%	131.36%	128.84%	126.18%	125.40%
Net charge-offs to average portfolio loans	(0.02)%	0.01%	0.40%	0.00%	0.00%
COMMON SHARE DATA
Basic net income per common share	$1.12	$1.10	$1.07	$1.04	$0.64
Diluted net income per common share	$1.12	$1.10	$1.07	$1.04	$0.64
Cash dividends paid per common share	$0.150	$0.150	$0.125	$0.125	$0.125
Basic - weighted average common shares outstanding	5,709,814	5,845,009	5,888,250	5,892,751	5,895,074
Diluted - weighted average common shares outstanding	5,720,001	5,856,954	5,897,698	5,894,494	5,895,074
ASSET QUALITY
Total assets	$2,278,692	$2,195,059	$2,149,531	$2,026,439	$2,137,437
Gross portfolio loans (1)	1,533,051	1,533,876	1,507,183	1,504,275	1,496,532
Classified assets	6,663	14,918	16,145	22,358	24,600
Allowance for loan losses	18,579	18,516	18,256	19,424	18,829
Past due loans - 31 to 89 days	189	101	1,373	179	838
Past due loans >=90 days	1,400	5,836	5,453	11,965	17,230
Total past due loans (2) (3)	1,589	5,937	6,826	12,144	18,068

Non-accrual loans (4)	5,160	13,802	13,623	18,222	20,148
Accruing troubled debt restructures ("TDRs")	455	503	504	572	573
Other real estate owned ("OREO")	1,536	1,536	2,329	3,109	3,998
Non-accrual loans, OREO and TDRs	$7,151	$15,841	$16,456	$21,903	$24,719

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
____________________________________
(1)	Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio. Asset quality ratios for loans exclude U.S. SBA PPP loans.

(2)	Delinquency excludes Purchase Credit Impaired ("PCI") loans.

(3)	There were no COVID-19 deferred loans in process as of October 25, 2021 that were reported as delinquent as of September 30, 2021.

(4)	Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. At September 30, 2021 and December 31, 2020, the Company had current non-accrual loans of $3.8 million and $6.3 million, respectively.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share amounts)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
ASSET QUALITY RATIOS (1)
Classified assets to total assets	0.29%	0.68%	0.75%	1.10%	1.15%
Classified assets to risk-based capital	2.75%	6.24%	6.81%	9.61%	11.89%
Allowance for loan losses to total loans	1.21%	1.21%	1.21%	1.29%	1.26%
Allowance for loan losses to non-accrual loans	360.06%	134.15%	134.01%	106.60%	93.45%
Past due loans - 31 to 89 days to total loans	0.01%	0.01%	0.09%	0.01%	0.06%
Past due loans >=90 days to total loans	0.09%	0.38%	0.36%	0.80%	1.15%
Total past due (delinquency) to total loans	0.10%	0.39%	0.45%	0.81%	1.21%
Non-accrual loans to total loans	0.34%	0.90%	0.90%	1.21%	1.35%
Non-accrual loans and TDRs to total loans	0.37%	0.93%	0.94%	1.25%	1.38%
Non-accrual loans and OREO to total assets	0.29%	0.70%	0.74%	1.05%	1.13%
Non-accrual loans and OREO to total loans and OREO	0.44%	1.00%	1.06%	1.42%	1.61%
Non-accrual loans, OREO and TDRs to total assets	0.31%	0.72%	0.77%	1.08%	1.16%
COMMON SHARE DATA
Book value per common share	$35.66	$35.25	$34.04	$33.54	$32.62
Tangible book value per common share**	$33.57	$33.15	$31.97	$31.45	$30.51
Common shares outstanding at end of period	5,724,011	5,786,928	5,897,685	5,903,613	5,911,940
OTHER DATA
Full-time equivalent employees	196	189	192	189	189
Branches	11	11	11	12	12
Loan Production Offices	4	4	4	4	4
CAPITAL RATIOS
Tier 1 capital to average assets	9.41%	9.57%	9.70%	9.56%	9.73%
Tier 1 common capital to risk-weighted assets	11.89%	11.56%	11.72%	11.47%	11.11%
Tier 1 capital to risk-weighted assets	12.64%	12.30%	12.47%	12.23%	11.87%
Total risk-based capital to risk-weighted assets	14.99%	14.62%	14.83%	14.69%	13.06%
Common equity to assets	8.96%	9.29%	9.34%	9.77%	9.02%
Tangible common equity to tangible assets **	8.48%	8.79%	8.82%	9.22%	8.49%

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

____________________________________
(1)	Asset quality ratios are calculated using total portfolio loans. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.

SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA
CONSOLIDATED INCOME STATEMENT (UNAUDITED)

	Nine Months Ended September 30,
(dollars in thousands)	2021	2020
Interest and Dividend Income
Loans, including fees	$49,254	$48,955
Interest and dividends on securities	3,461	4,079
Interest on deposits with banks	66	126
Total Interest and Dividend Income	52,781	53,160
Interest Expense
Deposits	2,036	6,515
Short-term borrowings	—	111
Long-term debt	1,192	1,589
Total Interest Expense	3,228	8,215
Net Interest Income ("NII")	49,553	44,945
Provision for loan losses	586	10,100
NII After Provision For Loan Losses	48,967	34,845
Noninterest Income
Loan appraisal, credit, and misc. charges	271	98
Gain on sale or disposition of assets	68	6
Net gains on sale of investment securities	586	670
Unrealized (loss) gain on equity securities	(94)	115
Provision for loss on premises and equipment held for sale	(20)	—
Income from bank owned life insurance	652	661
Service charges	3,066	2,530
Referral fee income	1,248	1,966
Net gain on sale of loans held for sale	30	—
Loss on sale of loans	(191)	—
Total Noninterest Income	5,616	6,046
Noninterest Expense
Compensation and benefits	15,770	15,001
OREO valuation allowance and expenses	689	2,303
Sub-total	16,459	17,304
Operating Expense
Occupancy expense	2,180	2,204
Advertising	372	380
Data processing expense	2,766	2,842
Professional fees	1,920	1,755
Depreciation of premises and equipment	419	451
FDIC Insurance	512	679
Core deposit intangible amortization	380	452
Other	3,965	2,464
Total Operating Expense	12,514	11,227
Total Noninterest Expense	28,973	28,531
Income before income taxes	25,610	12,360
Income tax expense	6,475	2,363
Net Income	$19,135	$9,997

SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)

	Nine Months Ended September 30,
	2021	2020
KEY OPERATING RATIOS
Return on average assets ("ROAA")	1.20%	0.68%
Pre-tax pre-provision ROAA**	1.64%	1.53%
Return on average common equity ("ROACE")	12.53%	7.06%
Pre-tax pre-provision ROACE**	17.16%	15.86%
Return on average tangible common equity ("ROATCE")**	13.53%	7.85%
Average total equity to average total assets	9.58%	9.66%
Interest rate spread	3.31%	3.19%
Net interest margin	3.38%	3.34%
Cost of funds	0.23%	0.63%
Cost of deposits	0.15%	0.55%
Cost of debt	2.73%	1.42%
Efficiency ratio	52.52%	55.95%
Non-interest expense to average assets	1.82%	1.95%
Net operating expense to average assets	1.47%	1.53%
Average interest-earning assets to average interest-bearing liabilities	130.95%	125.14%
Net charge-offs to average portfolio loans	0.13%	0.20%
COMMON SHARE DATA
Basic net income per common share	$3.29	$1.70
Diluted net income per common share	$3.29	$1.70
Cash dividends paid per common share	$0.425	$0.375
Weighted average common shares outstanding:
Basic	5,813,704	5,892,107
Diluted	5,823,218	5,892,107

____________________________________
** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total assets	$2,278,692	$2,195,059	$2,149,531	$2,026,439	$2,137,437
Less: intangible assets
Goodwill	10,835	10,835	10,835	10,835	10,835
Core deposit intangible	1,147	1,267	1,394	1,527	1,666
Total intangible assets	11,982	12,102	12,229	12,362	12,501
Tangible assets	$2,266,710	$2,182,957	$2,137,302	$2,014,077	$2,124,936

Total common equity	$204,128	$203,962	$200,759	$198,013	$192,850
Less: intangible assets	11,982	12,102	12,229	12,362	12,501
Tangible common equity	$192,146	$191,860	$188,530	$185,651	$180,349

Common shares outstanding at end of period	5,724,011	5,786,928	5,897,685	5,903,613	5,911,940

Common equity to assets	8.96%	9.29%	9.34%	9.77%	9.02%
Tangible common equity to tangible assets	8.48%	8.79%	8.82%	9.22%	8.49%

Common book value per share	$35.66	$35.25	$34.04	$33.54	$32.62
Tangible common book value per share	$33.57	$33.15	$31.97	$31.45	$30.51

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Pre-Tax Pre-Provision ("PTPP") Income, PTPP Return on Average Assets ("ROAA"), PTPP Return on Average Common Equity ("ROACE"), and Return on Average Tangible Common Equity ("ROATCE")

Management believes that PTPP income, which reflects the Company's profitability before income taxes and loan loss provisions, allows investors to better assess the Company's operating income and expenses in relation to the Company's core operating revenue by removing the volatility that is associated with credit provisions and different state income tax rates for comparable institutions. ROATCE is computed by dividing net earnings applicable to common shareholders by average tangible common shareholders' equity. Management believes that ROATCE is meaningful because it measures the performance of a business consistently, whether acquired or internally developed. ROATCE is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. Management also believes that during a crisis such as the COVID-19 pandemic, this information is useful as the impact of the pandemic on the loan loss provisions of various institutions will likely vary based on the geography of the communities served by a particular institution.

	Three Months Ended					Nine Months Ended
(dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Net income (as reported)	$6,404	$6,432	$6,299	$6,139	$3,799	$19,135	$9,997
Provision for loan losses	—	291	295	600	2,500	586	10,100
Income tax expenses	2,158	2,190	2,127	2,131	1,284	6,475	2,363
Non-GAAP PTPP income	$8,562	$8,913	$8,721	$8,870	$7,583	$26,196	$22,460

ROAA	1.17%	1.22%	1.22%	1.18%	0.73%	1.20%	0.68%
Pre-tax pre-provision ROAA	1.57%	1.68%	1.68%	1.71%	1.46%	1.64%	1.53%

ROACE	12.45%	12.62%	12.53%	12.51%	7.86%	12.53%	7.06%
Pre-tax pre-provision ROACE	16.65%	17.49%	17.34%	18.08%	15.69%	17.16%	15.86%

Average assets	$2,187,986	$2,116,939	$2,070,575	$2,074,707	$2,071,487	$2,125,596	$1,955,247
Average equity	$205,723	$203,893	$201,124	$196,279	$193,351	$203,597	$188,853

	Three Months Ended					Nine Months Ended
(dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	September 30, 2021	September 30, 2020
Net income (as reported)	$6,404	$6,432	$6,299	$6,139	$3,799	$19,135	$9,997
Core deposit intangible amortization (net of tax)	91	94	99	103	108	284	366
Net earnings applicable to common shareholders	$6,495	$6,526	$6,398	$6,242	$3,907	$19,419	$10,363

ROATCE	13.41%	13.62%	13.56%	13.58%	8.65%	13.53%	7.85%

Average tangible common equity	$193,662	$191,708	$188,808	$183,827	$180,755	$191,411	$176,108

AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Three Months Ended September 30,						For the Three Months Ended
	2021			2020			September 30, 2021			June 30, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$1,094,089	$10,977	4.01%	$1,006,436	$10,627	4.22%	$1,094,089	$10,977	4.01%	$1,089,781	$10,953	4.02%
Residential first mortgages	100,195	742	2.96%	157,039	1,188	3.03%	100,195	742	2.96%	109,296	838	3.07%
Residential rentals	154,481	1,565	4.05%	132,572	1,499	4.52%	154,481	1,565	4.05%	139,080	1,410	4.06%
Construction and land development	34,810	399	4.58%	38,861	448	4.61%	34,810	399	4.58%	38,315	425	4.44%
Home equity and second mortgages	27,751	246	3.55%	32,670	295	3.61%	27,751	246	3.55%	29,061	251	3.45%
Commercial and equipment loans	104,845	1,161	4.43%	116,472	1,205	4.14%	104,845	1,161	4.43%	104,117	1,108	4.26%
U.S. SBA PPP loans	71,751	1,236	6.89%	127,092	902	2.84%	71,751	1,236	6.89%	104,426	1,318	5.05%
Consumer loans	1,742	16	3.67%	1,102	12	4.36%	1,742	16	3.67%	1,425	17	4.77%
Allowance for loan losses	(18,852)	—	0.00%	(16,738)	—	0.00%	(18,852)	—	0.00%	(18,265)	—	0.00%
Loan portfolio (1)	$1,570,812	$16,342	4.16%	$1,595,506	$16,176	4.06%	$1,570,812	$16,342	4.16%	$1,597,236	$16,320	4.09%
Taxable investment securities	370,498	1,212	1.31%	218,305	1,143	2.09%	370,498	1,212	1.31%	276,019	1,020	1.48%
Nontaxable investment securities	16,204	84	2.07%	23,633	126	2.13%	16,204	84	2.07%	15,559	81	2.08%
Interest-bearing deposits in other banks	36,516	16	0.18%	24,713	25	0.40%	36,516	16	0.18%	28,844	13	0.18%
Federal funds sold	30,266	5	0.07%	20,561	13	0.25%	30,266	5	0.07%	34,778	10	0.12%
Total interest-earning assets	2,024,296	17,659	3.49%	1,882,718	17,483	3.71%	2,024,296	17,659	3.49%	1,952,436	17,444	3.57%
Cash and cash equivalents	66,292			87,895			66,292			65,897
Goodwill	10,835			10,835			10,835			10,835
Core deposit intangible	1,226			1,761			1,226			1,350
Other assets	85,340			88,278			85,340			86,421
Total Assets	$2,187,989			$2,071,487			$2,187,989			$2,116,939

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$434,316	$—	0.00%	$351,951	$—	0.00%	$434,316	$—	0.00%	$406,166	$—	0.00%
Interest-bearing deposits
Savings	110,873	14	0.05%	89,036	20	0.09%	110,873	14	0.05%	105,814	13	0.05%
Interest-bearing demand and money market accounts	1,017,642	175	0.07%	848,981	313	0.15%	1,017,642	175	0.07%	977,201	185	0.08%
Certificates of deposit	341,672	405	0.47%	363,296	1,201	1.32%	341,672	405	0.47%	344,533	442	0.51%
Total interest-bearing deposits	1,470,187	594	0.16%	1,301,313	1,534	0.47%	1,470,187	594	0.16%	1,427,548	640	0.18%
Total deposits	1,904,503	594	0.12%	1,653,264	1,534	0.37%	1,904,503	594	0.12%	1,833,714	640	0.14%
Long-term debt	25,625	131	2.04%	63,847	380	2.38%	25,625	131	2.04%	27,273	43	0.63%
Short-term debt	—	—	0.00%	3,159	14	1.77%	—	—	0.00%	—	—	0.00%
PPPLF advance	—	—	0.00%	121,070	107	0.35%	—	—	0.00%	—	—	0.00%
Subordinated notes	19,487	251	5.15%	—	—	0.00%	19,487	251	5.15%	19,473	251	5.16%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	74	2.47%	12,000	80	2.67%	12,000	74	2.47%	12,000	75	2.50%
Total debt	57,112	456	3.19%	200,076	581	1.16%	57,112	456	3.19%	58,746	369	2.51%
Interest-bearing liabilities	1,527,299	1,050	0.27%	1,501,389	2,115	0.56%	1,527,299	1,050	0.27%	1,486,294	1,009	0.27%
Total funds	1,961,615	1,050	0.21%	1,853,340	2,115	0.46%	1,961,615	1,050	0.21%	1,892,460	1,009	0.21%
Other liabilities	20,648			24,796			20,648			20,586
Stockholders' equity	205,723			193,351			205,723			203,893
Total Liabilities and Stockholders' Equity	$2,187,986			$2,071,487			$2,187,986			$2,116,939

Net interest income		$16,609			$15,368			$16,609			$16,435

Interest rate spread			3.22%			3.15%			3.22%			3.30%
Net yield on interest-earning assets			3.28%			3.27%			3.28%			3.37%
Average interest-earning assets to average interest-bearing liabilities			132.54%			125.40%			132.54%			131.36%
Average loans to average deposits			82.48%			96.51%			82.48%			87.10%
Average transaction deposits to total average deposits **			82.06%			78.03%			82.06%			81.21%

Cost of funds			0.21%			0.46%			0.21%			0.21%
Cost of deposits			0.12%			0.37%			0.12%			0.14%
Cost of debt			3.19%			1.16%			3.19%			2.51%

(1)	Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $91,000, $111,000 and $75,000 of accretion interest for the three months ended September 30, 2021 and 2020, and June 30, 2021, respectively.
____________________________________
**	Transaction deposits exclude time deposits.

AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Nine Months Ended September 30,
	2021			2020
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$1,081,350	$32,625	4.02%	$981,944	$32,406	4.40%
Residential first mortgages	111,401	2,494	2.99%	165,632	4,098	3.30%
Residential rentals	144,316	4,421	4.08%	131,839	4,373	4.42%
Construction and land development	36,401	1,226	4.49%	38,608	1,360	4.70%
Home equity and second mortgages	28,689	745	3.46%	34,604	1,066	4.11%
Commercial and equipment loans	104,747	3,339	4.25%	119,927	4,219	4.69%
U.S. SBA PPP loans	97,231	4,356	5.97%	76,418	1,395	2.43%
Consumer loans	1,497	48	4.28%	1,113	38	4.55%
Allowance for loan losses	(18,908)	—	—%	(14,521)	—	—%
Loan portfolio (1)	$1,586,724	$49,254	4.14%	$1,535,564	$48,955	4.25%
Taxable investment securities	292,625	3,182	1.45%	215,223	3,854	2.39%
Nontaxable investment securities	17,517	279	2.12%	12,144	225	2.47%
Interest-bearing deposits in other banks	30,183	44	0.19%	16,246	87	0.71%
Federal funds sold	27,964	22	0.10%	13,520	39	0.38%
Total Interest-Earning Assets	1,955,013	52,781	3.60%	1,792,697	53,160	3.95%
Cash and cash equivalents	71,559			61,832
Goodwill	10,835			10,835
Core deposit intangible	1,351			1,910
Other assets	86,838			87,973
Total Assets	$2,125,596			$1,955,247

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$407,375	$—	—%	$310,451	$—	—%
Interest-bearing liabilities:
Savings	106,190	40	0.05%	80,412	$68	0.11%
Interest-bearing demand and money market accounts	982,704	555	0.08%	816,975	2,118	0.35%
Certificates of deposit	345,821	1,441	0.56%	375,606	4,329	1.54%
Total Interest-bearing deposits	1,434,715	2,036	0.19%	1,272,993	6,515	0.68%
Total deposits	1,842,090	2,036	0.15%	1,583,444	6,515	0.55%
Debt:
Long-term debt	26,723	213	1.06%	62,101	916	1.97%
Short-term borrowings	—	—	—%	10,895	111	1.36%
PPPLF advances	—	—	—%	69,656	182	0.35%
Subordinated notes	19,483	754	5.16%	4,953	184	4.95%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	225	2.50%	12,000	307	3.41%
Total debt	58,206	1,192	2.73%	159,605	1,700	1.42%
Total interest-bearing liabilities	1,492,921	3,228	0.29%	1,432,598	8,215	0.76%
Total funds	1,900,296	3,228	0.23%	1,743,049	8,215	0.63%
Other liabilities	21,703			23,345
Stockholders' equity	203,597			188,853
Total Liabilities and Stockholders' Equity	$2,125,596			$1,955,247

Net interest income		$49,553			$44,945

Interest rate spread			3.31%			3.19%
Net yield on interest-earning assets			3.38%			3.34%
Average interest-earning assets to average interest-bearing liabilities			130.95%			125.14%
Average loans to average deposits			86.14%			96.98%
Average transaction deposits to total average deposits **			81.23%			76.28%

Cost of funds			0.23%			0.63%
Cost of deposits			0.15%			0.55%
Cost of debt			2.73%			1.42%

(1)	Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $256,000 and $514,000 of accretion interest during the nine months ended September 30, 2021 and 2020, respectively.
____________________________________
**	Transaction deposits exclude time deposits.

SUMMARY OF LOAN PORTFOLIO (UNAUDITED)
(dollars in thousands)

BY LOAN TYPE	September 30, 2021%		June 30, 2021%		March 31, 2021%		December 31, 2020%		September 30, 2020%
Portfolio Type:
Commercial real estate	$1,088,636	71.02%	$1,111,613	72.47%	$1,081,111	71.74%	$1,049,147	69.75%	$1,021,987	68.29%
Residential first mortgages	96,835	6.32%	105,482	6.88%	115,803	7.68%	133,779	8.89%	147,756	9.87%
Residential rentals	172,082	11.22%	142,210	9.27%	137,522	9.12%	139,059	9.24%	137,950	9.22%
Construction and land development	37,139	2.42%	36,918	2.41%	38,446	2.55%	37,520	2.49%	36,061	2.41%
Home equity and second mortgages	26,518	1.73%	28,726	1.87%	29,363	1.95%	29,129	1.94%	31,427	2.10%
Commercial loans	48,327	3.15%	47,567	3.10%	42,689	2.83%	52,921	3.52%	58,894	3.94%
Consumer loans	2,168	0.14%	1,442	0.09%	1,415	0.09%	1,027	0.07%	1,081	0.07%
Commercial equipment	61,346	4.00%	59,918	3.91%	60,834	4.04%	61,693	4.10%	61,376	4.10%
Gross portfolio loans	$1,533,051	100.00%	$1,533,876	100.00%	$1,507,183	100.00%	$1,504,275	100.00%	$1,496,532	100.00%
Net deferred costs	365	0.02%	533	0.03%	879	0.06%	1,264	0.08%	1,610	0.11%
Allowance for loan losses	(18,579)	(1.21)%	(18,516)	(1.21)%	(18,256)	(1.21)%	(19,424)	(1.29)%	(18,829)	(1.26)%
	(18,214)		(17,983)		(17,377)		(18,160)		(17,219)
Net portfolio loans	$1,514,837		$1,515,893		$1,489,806		$1,486,115		$1,479,313

U.S. SBA PPP loans	$56,424		$89,129		$115,700		$110,320		$131,088
Net deferred fees	(1,617)		(2,647)		(3,215)		(2,360)		(3,277)
Net U.S. SBA PPP loans	$54,807		$86,482		$112,485		$107,960		$127,811

Total net loans	$1,569,644		$1,602,375		$1,602,291		$1,594,075		$1,607,124

Gross loans	$1,589,475		$1,623,005		$1,622,883		$1,614,595		$1,627,620

END OF PERIOD CONTRACTUAL RATES (UNAUDITED)

The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate
Commercial real estate	3.91%	3.96%	4.02%	4.11%	4.20%
Residential first mortgages	3.84%	3.87%	3.87%	3.93%	3.93%
Residential rentals	3.97%	4.11%	4.20%	4.26%	4.30%
Construction and land development	4.32%	4.31%	4.32%	4.28%	4.40%
Home equity and second mortgages	3.51%	3.50%	3.52%	3.54%	3.56%
Commercial loans	4.48%	4.44%	4.63%	4.56%	4.51%
Consumer loans	5.26%	5.65%	5.75%	5.99%	5.94%
Commercial equipment	4.39%	4.42%	4.40%	4.42%	4.42%
U.S. SBA PPP loans	1.00%	1.00%	1.00%	1.00%	1.00%
Total loans	3.85%	3.84%	3.84%	3.92%	3.94%

Yields without U.S. SBA PPP loans	3.95%	4.00%	4.06%	4.13%	4.20%

ALLOWANCE FOR LOAN LOSSES (UNAUDITED)

(dollars in thousands)	For the Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Beginning of period	$18,516	$18,256	$19,424	$18,829	$16,319

Charge-offs	(491)	(61)	(1,485)	(30)	(65)
Recoveries	554	30	22	25	75
Net charge-offs	63	(31)	(1,463)	(5)	10

Provision for loan losses	—	291	295	600	2,500
End of period	$18,579	$18,516	$18,256	$19,424	$18,829

Net charge-offs to average portfolio loans (annualized)(1)	0.02%	(0.01)%	(0.40)%	—%	—%

Breakdown of general and specific allowance as a percentage of gross portfolio loans(1)
General allowance	$18,204	$17,686	$17,365	$18,068	$18,319
Specific allowance	323	778	891	1,356	510
Total allowance to non-acquired loans	$18,527	$18,464	$18,256	$19,424	$18,829
PCI loans	52	52	—	—	—
Total allowance to gross portfolio loans with PCI loans	$18,579	$18,516	$18,256	$19,424	$18,829

General allowance	1.19%	1.15%	1.15%	1.20%	1.22%
Specific allowance	0.02%	0.05%	0.06%	0.09%	0.03%
Total allowance to gross portfolio loans(1)	1.21%	1.20%	1.21%	1.29%	1.26%
Total allowance to gross portfolio loans with PCI loans(2)	1.21%	1.21%	—%	—%	—%

Allowance to non-acquired gross loans(3)	1.25%	1.25%	1.26%	1.35%	1.31%

Allowance+ Non-PCI FV Mark	$19,070	$19,090	$18,939	$20,174	$19,643
Allowance+ Non-PCI FV Mark to gross portfolio loans	1.24%	1.24%	1.26%	1.34%	1.31%

____________________________________
(1)	Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio
(2)	There were no allowance for loan loss on the PCI portfolios prior to the three months ended June 30, 2021.
(3)	Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments. Non-acquired loans exclude U.S. SBA PPP loans.

Below are several schedules that provide information on the COVID-19 deferred loans. The schedules summarize the COVID-19 loan modifications by loan portfolio, maturity or next payment due dates and the Banks's industry classification using the North American Industry Classification System ("NAICS"). The NAICS is the standard used by Federal statistical agencies in classifying business establishments for the purpose of collecting, analyzing, and publishing statistical data related to the U.S. business economy.

	(UNAUDITED)
COVID-19 Deferred Loans	September 30, 2021			Accrual Loans		Non-Accrual Loans
(dollars in thousands)	Loan Balances	% of Deferred Loans	% of Gross Portfolio Loans	Loan Balances	Number of Loans	Loan Balances	Number of Loans
Commercial real estate	$3,422	100.00%	0.22%	$2,469	2	$954	1
Total	$3,422	100.00%	0.22%	$2,469	2	$954	1

COVID-19 Deferred Loans - Scheduled Month off Deferral	(UNAUDITED)
(dollars in thousands)	Loan Balances	%	Number of Loans
December-21	3,422	100.00%	3
Total	$3,422	100.00%	3

COVID-19 Deferred Loans by NAICS Industry	(UNAUDITED)
(dollars in thousands)	September 30, 2021	Number of Loans
Arts, Entertainment, and Recreation	3,422	3
Total	$3,422	3

CLASSIFIED AND SPECIAL MENTION ASSETS (UNAUDITED)

The following is a breakdown of the Company’s classified and special mention assets at September 30, 2021 and December 31, 2020, 2019, 2018, and 2017, respectively:

	As of
(dollars in thousands)	9/30/2021	6/30/2021	3/31/2021	12/31/2020	12/31/2019	12/31/2018	12/31/2017
Classified loans
Substandard	$5,127	$13,382	$13,816	$19,249	$26,863	$32,226	$40,306
Doubtful	—	—	—	—	—	—	—
Total classified loans	5,127	13,382	13,816	19,249	26,863	32,226	40,306
Special mention loans	780	4,524	7,769	7,672	—	—	96
Total classified and special mention loans	$5,907	$17,906	$21,585	$26,921	$26,863	$32,226	$40,402

Classified loans	$5,127	$13,382	$13,816	$19,249	$26,863	$32,226	$40,306
Classified securities	—	—	—	—	—	482	651
Other real estate owned	1,536	1,536	2,329	3,109	7,773	8,111	9,341
Total classified assets	$6,663	$14,918	$16,145	$22,358	$34,636	$40,819	$50,298

Total classified assets as a percentage of total assets	0.29%	0.68%	0.75%	1.10%	1.93%	2.42%	3.58%
Total classified assets as a percentage of Risk Based Capital	2.75%	6.24%	6.81%	9.61%	16.21%	21.54%	32.10%

SUMMARY OF DEPOSITS (UNAUDITED)

	September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$432,606	21.58%	$423,165	22.18%	$406,319	21.75%	$362,079	20.74%	$360,839	20.28%
Interest-bearing:
Demand	764,482	38.14%	685,023	35.90%	651,639	34.89%	590,159	33.81%	635,176	35.69%
Money market deposits	355,582	17.74%	351,262	18.41%	355,680	19.04%	340,725	19.52%	329,617	18.52%
Savings	112,282	5.60%	107,288	5.62%	105,590	5.65%	98,783	5.66%	90,514	5.09%
Certificates of deposit	339,655	16.94%	341,400	17.89%	348,668	18.67%	353,856	20.27%	363,460	20.42%
Total interest-bearing	1,572,001	78.42%	1,484,973	77.82%	1,461,577	78.25%	1,383,523	79.26%	1,418,767	79.72%
Total deposits	$2,004,607	100.00%	$1,908,138	100.00%	$1,867,896	100.00%	$1,745,602	100.00%	$1,779,606	100.00%

Transaction accounts	$1,664,952	83.06%	$1,566,738	82.11%	$1,519,228	81.33%	$1,391,746	79.73%	$1,416,146	79.58%